Exhibit 10.1
SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of July 25, 2018, by and between Hudson Concourse, LLC, a Delaware limited liability company (“Landlord”), and Pixelworks, Inc., an Oregon corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to CA-The Concourse Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain Office Lease Agreement dated December 28, 2005 (as amended by that certain First Amendment dated April 16, 2013, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 19,294 rentable square feet commonly known as Suite 400 (the “Current Premises”) in the approximately 117,073 rentable square foot building commonly known as The Concourse II located at 224 Airport Parkway, San Jose, California 95110 (“Concourse II”).

B.	The Lease will expire by its terms on December 31, 2018 (the “Extended Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.
The parties wish to relocate the Tenant from the Current Premises to approximately 10,051 rentable square feet in the space commonly referred to as Suite 595 (as more particularly shown on Exhibit A attached hereto (the “Substitution Space”)) in the approximately 130,183 rentable square foot building commonly referred to as Concourse I located at 226 Airport Parkway, San Jose, California (“Concourse I”).

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension and Substitution.

1.1.
Substitution Term. With respect to the period of time from and after the Substitution Effective Date (defined below) (i) the Premises (as defined in the Lease) shall be the Substitution Space and (ii) the Building (as defined in the Lease) shall be Concourse I, subject to the terms hereof (the “Substitution”). The term of the Lease for the Substitution Space (the “Substitution Term”) shall commence on October 1, 2018 (the “Substitution Effective Date”) and, unless sooner terminated in accordance with the Lease, end on September 30, 2024 (the “Second Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Extended Expiration Date (the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”. From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Current Premises, (b) no representation or warranty made by Landlord with respect to the Current Premises shall apply to the Substitution Space and (c) no representation or warranty made by Landlord with respect to Concourse II shall apply to Concourse I. Tenant may enter the Substitution Space and Concourse I early before the Substitution Effective Date (but not before September 1, 2018), solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the Substitution Space. Other than the obligation to pay (with respect to the Substitution Space) Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes, all of Tenant’s obligations under the Lease (as amended hereby) shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Substitution Space and Concourse I early pursuant hereto if Landlord reasonably determines that such early entry is endangering individuals working in the Substitution Space or is delaying completion of the Tenant Improvement Work (defined in Exhibit B hereto).

1.2.
Current Premises. Subject to the terms hereof, effective as of the Current Premises Expiration Date (defined below), the term of the Lease shall expire with respect to the Current Premises (and the Roof Space) and Concourse II with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Current Premises (and the Roof Space) and Concourse II on the Current Premises Expiration Date. As used herein, “Current Premises Expiration Date” means the later to occur of (a) September 30, 2018 and (b) date occurring 15 days after the date the Tenant Improvement Work (defined in Exhibit B hereto) is Substantially Complete (defined in Exhibit B hereto).

The parties anticipate that the Tenant Improvement Work will be Substantially Completed on or about October 10, 2018 (the “Target Substitution Effective Date”). Without limiting the foregoing: (a) the portion of the Base Rent schedule set forth in the Lease (as modified below) that applies to the Current Premises during the period following the Current Premises
Expiration Date is hereby deleted from the Lease, (b) Tenant shall surrender the Current
Premises (and the Roof Space) to Landlord in accordance with the terms of the Lease on or before the Current Premises Expiration Date, (c) Tenant shall remain liable for all Rent and other amounts payable under the Lease (as modified pursuant to the terms hereof) with respect to the Current Premises (and the Roof Space) for the period up to and including the
Current Premises Expiration Date, even though billings for such amounts may occur after the
Current Premises Expiration Date (provided, however, that such Rent for any partial calendar month shall be prorated based on the actual number of days in such month), (d) Tenant’s restoration obligations with respect to the Current Premises (and the Roof Space) shall be as set forth in the Lease, (e) if Tenant fails to surrender any portion of the Current Premises
(and/or the Roof Space) on or before the Current Premises Expiration Date, Tenant’s tenancy with respect thereto shall be subject to Section 22 of the Lease and (f) any other rights or obligations of Landlord or Tenant under the Lease relating to the Current Premises (and the
Roof Space) that, in the absence of the Substitution, would have survived the expiration date of the Lease shall survive the Current Premises Expiration Date. During the period beginning on the Substitution Effective Date and ending on the Current Premises Expiration
Date, all provisions of the Lease shall continue to apply to the Current Premises and
Concourse II as if the Current Premises were still part of the Premises (together with the
Substitution Space); provided, however, that during such period Tenant shall not be required to pay (with respect to the Current Premises) monthly Base Rent or Tenant’s Pro
Rata Share of Expenses and Taxes (except only for purposes of determining Tenant’s obligations under Section 1.2(e) above). At any time after the Current Premises Expiration
Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5)
business days after receiving it

2.	Base Rent. With respect to the Substitution Space during the Substitution Term, the schedule of Base Rent shall be as follows:

Period During Substitution Term	Monthly Rate Per Square Foot	Monthly Base Rent
Substitution Effective Date through last day of 12th full calendar month of Substitution Term	$3.60	$36,183.60
13th through 24th full calendar months of Substitution Term	$3.71	$37,269.11
25th through 36th full calendar months of Substitution Term	$3.82	$38,387.18
37th through 48th full calendar months of Substitution Term	$3.93	$39,538.80
49th through 60th full calendar months of Substitution Term	$4.05	$40,724.96
61st full calendar month of Substitution Term through last day of Substitution Term	$4.17	$41,946.71

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, Base Rent for the Substitution Space shall be abated, in the amount of $36,183.60 per month, for the first two (2) full calendar months of the Substitution Term.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.	Tenant’s Pro Rata Share. With respect to the Substitution Space during the Substitution Term, Tenant’s Pro Rata Share shall be 7.7207%.

5.
Expenses and Taxes. With respect to the Substitution Space during the Substitution Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Substitution Space during the Substitution Term, the Base Year for Expenses and Taxes shall be the calendar year 2019.

6.    Improvements to Substitution Space.
6.1.    Condition and Configuration of Substitution Space. Tenant acknowledges that it has inspected the Substitution Space and agrees to accept it in its existing condition and configuration (or in such other condition and configuration as any existing tenant of the Substitution Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.
6.2.     Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with Exhibit B attached hereto.

7.
Representations. Tenant represents and warrants that, as of the date hereof and the Current Premises Expiration Date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease and has the full power and authority to enter into this Amendment without the consent of any third party; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Current Premises and/or the Substitution; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Current Premises (or the Roof Space) which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

8.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1	Address of Landlord. As of the date hereof, the address of the Landlord set forth in Section
1.12 of the Lease shall be deemed amended and restated as follows:
“Hudson Concourse, LLC
c/o Hudson Pacific Properties
2055 Gateway Place, Suite 200
San Jose, California 95110
Attn: Building Manager

with copies to:
Hudson Concourse, LLC
c/o Hudson Pacific Properties
950 Tower Lane, Suite 1800
Foster City, California 94404
Attn: Managing Counsel

and
Hudson Concourse, LLC
c/o Hudson Pacific Properties
11601 Wilshire Boulevard, Suite 900
Los Angeles, California 90025
Attn: Lease Administration”

8.2	Address of Tenant. As of the Substitution Effective Date, the address of the Tenant set forth in Section 1.12 of the Lease shall be deemed amended and restated as follows:
“Pixelworks, Inc.
226 Airport Parkway, Suite 595
San Jose, California 95110”

8.3
Energy Usage. As of the date hereof, if Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, within 30 days after Landlord’s written request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data (reasonably available to Tenant) about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.

8.4
California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that (as of the date hereof) the Substitution Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states (as of the date hereof) as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.
In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests (after the date hereof) a CASp inspection of the Substitution Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Substitution Space.

8.5
Asbestos Notification. Section 1 of Exhibit F to the Lease and Exhibit H thereto shall not apply to the Substitution Space nor to Concourse I. In lieu thereof, Tenant acknowledges that it has received the asbestos notification letter attached to this Amendment as Exhibit D, disclosing the existence of asbestos in Concourse I. Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including by providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

8.6	Permitted Use. Effective as of the Substitution Effective Date, the reference to “10%” set forth in Section 1.11 of the Lease shall be deemed amended and restated as “20%”.

8.7
Parking. Effective as of the Substitution Effective Date, the reference to “58 non-reserved parking spaces” as set forth in Section 1 of Exhibit G to the Lease (as further described in Section 9.1 of the aforementioned First Amendment) shall be deemed amended and restated

as “30 non-reserved parking spaces”.

8.8	Extension Option. As of the date hereof, Section 10 of the aforementioned First Amendment is of no further force or effect.

9.	Miscellaneous.

9.1.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

9.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

9.6.
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Newmark Cornish & Carey) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.
LANDLORD:
HUDSON CONCOURSE, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner
By: /s/ Arthur X. Suazo
Name: Arthur X. Suazo
Title: Executive Vice President
TENANT:
PIXELWORKS, INC., an Oregon corporation
By: /s/ Steven L. Moore
Name: Steven L. Moore
Title: VP & CFO